EXHIBIT 10.29
SEPARATION AGREEMENT
The following is an agreement (the “Agreement”) executed as of September 2, 2011, between Tanios Viviani (“Employee”) and Chiquita Brands International, Inc. (the “Company”) with respect to Employee’s separation from the Company.
In consideration of the mutual promises contained in this Agreement, the Company and Employee agree as follows:
1.Employee will separate from the service of, and will resign as an officer and employee of the Company and all of its subsidiaries and affiliates on October 15, 2011, which shall be his last day of employment with the Company (the “Separation Date”). Effective as of the Separation Date, Employee hereby resigns all his positions as director, officer or otherwise with respect to the Company and its subsidiaries. The Company and Employee agree that, from and after the Separation Date (and notwithstanding the provisions of Sections 4(a) and 4(f) hereof), Employee will not perform services for the Company or its subsidiaries and affiliates to any extent which would result in Employee's separation not being treated as a separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A").
2.    In accordance with its normal payment schedule, the Company shall pay to Employee his normal salary through the close of business on the Separation Date, subject to all normal withholdings and taxes. Employee shall accrue vacation through the Separation Date and the Company shall pay to Employee in a lump sum all remaining earned and accrued, banked and/or carryover vacation pay due in accordance with the Company’s paid time off policy. Upon the payments of such amounts, Employee will have been paid all amounts due for salary and for earned and accrued, banked and/or carryover vacation pay as of the Separation Date. Such amount shall be paid on the normal payment date for the pay period immediately following the Separation Date.
3.    Company’s Obligations. Subject to Employee's satisfaction of Employee's obligations under Section 4 and 15 hereof:
(a)    Cash Benefit. The Company will pay Employee a cash benefit of $807,500 (“Cash Benefit”), which amount is equivalent to the sum of Employee’s current annual base salary and annual bonus target. In order to ensure compliance with the provisions of Section 409A of the Internal Revenue Code, the Employee will receive his Cash Benefit as follows: (A) $403,750 will be paid in a lump sum on the first payroll date following the sixth month anniversary of the Separation Date and (B) the remainder of Employee’s Cash Benefit will be paid in equal bi-weekly installments, beginning with the first payroll date following the sixth month anniversary of the Separation Date and ending on the one year anniversary of the Separation Date.
(b)    Pro-Rata Annual Bonus. The Company will pay to Employee an amount equal to a pro-rata bonus for the period of 2011 during which he was employed by the Company (i.e., through the Separation Date). The amount will be determined based on Employee’s actual performance had his employment not terminated and the Company’s actual performance for purposes of the Company’s Management Incentive Plan (“MIP”) as determined by the Company pursuant to the MIP for all other MIP-eligible employees. The amount will be paid on February 15, 2012, or as soon as administratively feasible thereafter, or the date on which MIP bonus payments are made to other MIP-eligible employees for the 2011 performance year, whichever is later (but not later than December 31, 2012).
(c)    Health Benefits. Employee will retain any health benefits coverage in which he is enrolled through the Separation Date. If Employee extends the medical and/or dental and/or vision benefits in which he is enrolled as of the Separation Date by timely electing coverage under COBRA

(which right is not contingent upon his effectiveness of this Agreement), the Company will pay the full premium for COBRA coverage for the first twelve months after the Separation Date. For the remaining balance of the COBRA period, Employee will be responsible for paying the full premium for COBRA coverage in effect from time to time, in accordance with the ordinary terms and conditions applicable to COBRA coverage. All other benefits in which Employee is enrolled or eligible as of the Separation Date will cease as of the Separation Date.
(d)    Outplacement Service; Legal Fees. Employee will receive 12 months of career transition services through OI Partners, commencing on the Separation Date. The outplacement service will be forfeited if Employee does not initiate outplacement services within thirty (30) days following the Separation Date. The outplacement service will not be exchangeable for any other payment or benefit. The Company will reimburse Employee up to an aggregate of $10,000 for legal fees incurred by Employee in connection with the negotiation and execution of this Agreement, which reimbursement shall be made in a lump sum within 60 days following the Separation Date.
(e)    Restricted Stock. 13,737 shares of unvested restricted stock units previously granted to Employee under the Company’s Stock and Incentive Plan shall vest upon the satisfaction by Employee of his obligations under Section 15 hereof and will be delivered to Employee as soon as administratively practicable thereafter during 2011, provided, however that the shares will not be delivered to Employee until the earliest date permissible which would not result in a violation of Section 409A of the Internal Revenue Code.
(f)    Defined Contribution Plan Benefits. The Company acknowledges that Employee is fully vested in his accounts under the Company’s Capital Accumulation Plan (the “CAP”). The full amount of Employee’s Deferral Contribution account (including earnings therein) under the CAP, and the portions of his other accounts (including earnings therein) under the CAP which vested prior to January 1, 2005, if any, shall be paid to Employee in accordance with the terms of the CAP, as amended so as to comply with the provisions of Section 409A of the Internal Revenue Code. The Company acknowledges that Employee is fully vested in his accounts under the Company’s Savings and Investment Plan (the “SIP”). The full amount of Employee’s accounts (including earnings therein) under the SIP shall be paid to Employee in accordance with the terms of the SIP. Notwithstanding any provision of the CAP or SIP to the contrary, Employee shall remain eligible to receive any Company matching contributions or credits to the CAP and the SIP with respect to the 2011 plan year, with the amount of any such match to be based on compensation paid to Employee through the Separation Date and otherwise eligible for Company matching contributions under the terms of the applicable plan. Any such contributions or credits shall be credited under the CAP and the SIP, as the case may be at the time applicable to active plan participants under the applicable plan and shall only be made if such contributions or credits are provided to active plan participants with respect to the 2011 plan year. Notwithstanding the foregoing, Company reserves the right to pay Employee an equivalent amount outside the CAP or SIP.
(g)    Insurance. The Company shall not cancel any coverage for Employee under any director and officer liability insurance policy otherwise maintained by the Company with respect to any other current or former officers and directors and shall not discriminate against Employee vis-à-vis other officers and former officers in any purchase or renewal of any such policy or any purchase of an extended reporting period under a policy that is not renewed.
(h)    Mortgage Subsidy. The Company shall make payment to Employee of amounts remaining under the mortgage subsidy arrangements entered into with Employee upon his relocation to California, such payments to be made in a manner consistent with past practice.
4.    Employee’s Obligations.
(a)    Employee will transfer his responsibilities in an appropriate manner and use reasonable best efforts to effect a smooth transition;
(b)    Employee will not following the date hereof represent or bind the Company or any of its subsidiaries or enter into any agreement on behalf of the Company or any of its subsidiaries;
(c)    Employee will return to the Company no later than the Separation Date his Company credit cards, keys, identification cards, iPad and laptop computer (if applicable);
(d)    Employee will return to the Company no later than the Separation Date all other Company property and materials, including but not limited to computer hardware and accessories, computer software disks or other media, computer files, books, documents, records and memoranda;
(e)    Employee will no later than the Separation Date repay all cash advances and file a final expense report;
(f)    Employee will fully cooperate and assist the Company with any litigation matters or agency proceedings for which Employee’s testimony or cooperation is requested (including following the Separation Date), provided that Employee is compensated for any reasonable and necessary expenses incurred or actual income lost as a result of his cooperation and assistance.
(g)    At the Company's request, Employee will (i) sign all necessary documents to effect Employee’s resignation from all director, officer or other positions with the Company and its subsidiaries, as well as any such positions with joint venture companies and other companies in which the Company and its subsidiaries have a direct or indirect ownership interest and (ii) sign all documentation, and take any other action, necessary to transfer to the Company’s designee all title or other interest Employee has in “nominee” or similar shares of any company in which Chiquita has a direct or indirect ownership interest, if any.
(h)     Without limiting the provisions of any confidentiality or similar agreement in effect between Employee and the Company or a subsidiary, from and after the Separation Date, Employee will hold in a fiduciary capacity for the sole benefit of the Company all information, knowledge or data relating to the Company or any of its subsidiaries and their respective businesses and investments, including investments in joint ventures, which information, knowledge or data the Company or any of its subsidiaries consider to be proprietary, confidential, or not public knowledge (including but not limited to trade secrets) that Employee obtains or has previously obtained during Employee’s employment by the Company or any of its subsidiaries ("Proprietary, Confidential or Non-Public Information"), provided, however, that Proprietary, Confidential or Non-Public Information shall not include information that is now or later becomes part of the public domain, unless such information becomes part of the public domain as a result of any action or inaction on the part of Employee. Until and from and after the Separation Date, Employee will not, except as required by applicable law, directly or indirectly use, communicate, divulge or disseminate any Proprietary, Confidential or Non-Public Information for any purpose not authorized by the Company or its subsidiaries, or for any purpose not related to the performance of Employee’s work for the Company or any of its subsidiaries. Neither the Company’s senior executive officers or directors nor Employee shall by speech or actions disparage the other party; provided, however, that nothing herein shall prevent either party from responding truthfully in any legal or regulatory proceeding. At any time requested by the Company or any of its subsidiaries, and in any event on or prior to the Separation Date, Employee shall return all copies of all documents, materials or information in any form, written or electronic or otherwise, that constitute, contain, refer or relate to any Proprietary, Confidential or Non-Public Information.
(i)    For a period of one year after the Separation Date, Employee will not, without the written consent of the Company, directly or indirectly, engage in, invest in or participate in any business or activity conducted by those entities listed on Appendix A hereto (any such company a "Competing Business"), whether as an employee, officer, director, partner, joint venturer, consultant, independent contractor, agent, representative, shareholder or in any other capacity (other than as a holder of less than five percent (5%) of any class of publicly traded securities of any such Competing Business).
(j)    For a period of one year after the Separation Date, Employee will not, without the written consent of the Company, directly or indirectly, solicit, entice, persuade or induce, or attempt to solicit, entice, persuade or induce (i) any customer, supplier, distributor or other person or entity that has a business relationship, contractual or otherwise, with the Company or any of its subsidiaries (or any of their respective joint ventures) to direct or transfer away from the Company or any of its subsidiaries (or such joint ventures), or eliminate, interfere with, disrupt or reduce or modify to the detriment of the Company or any of its subsidiaries (or such joint ventures) any business, patronage or source of supply, or (ii) any person to leave the employment or service of the Company or any of its subsidiaries (or any such joint ventures) (other than persons employed in a clerical, non-professional or non-managerial position).
(k)    Employee understands and agrees that the restrictions set forth in paragraphs (h), (i) and (j) above, including, without limitation, the duration and scope of such restrictions, are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries. Employee further agrees that the Company will be entitled to seek and obtain injunctive relief against Employee in the event of any actual or threatened breach of such restrictions, and Employee hereby consents to the exercise of personal jurisdiction and venue in a federal or state court of competent jurisdiction located in Hamilton County, Ohio, and Employee agrees not to initiate any legal action relating to the subject matter hereof in any other forum. Employee understands and agrees that this Agreement shall be construed and enforced in accordance with the laws of the State of Ohio applicable to contracts executed in and to be performed in that State. If any provision of this Agreement is determined to be unenforceable or unreasonable by any Court, then such provision will be modified or omitted only to the extent necessary to make such provisions and the remaining provisions of this Agreement enforceable.
5.    General Release. In exchange for the payments and benefits identified in the Agreement, which Employee acknowledges are in addition to anything of value to which he is already entitled, Employee hereby releases, settles and forever discharges the Company, its parent, subsidiaries, affiliates, joint venture companies, successors and assigns, together with their past and present directors, officers, employees, agents, insurers, attorneys, and any other party associated with the Company, to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities or damages of whatever nature, whether known or unknown, suspected or unsuspected, which Employee ever had or may now have against the Company or any of the foregoing. This includes, without limitation, any claims, liens, demands, or liabilities arising out of or in any way connected with Employee’s employment with the Company and the termination of that employment, pursuant to any federal, state or local laws regulating employment such as the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Civil Rights Act known as 42 USC 1981, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Fair Labor Standards Act of 1938, as well as all federal, state and local laws, except that this release shall not affect any rights of Employee for benefits payable under any Social Security, Worker’s Compensation or Unemployment laws. Employee acknowledges and agrees that the payments and benefits payable pursuant to this Agreement are in lieu of any payments or benefits which may otherwise be due to Employee in connection with Employee's separation or termination of employment, including the Chiquita Brands International, Inc. Executive Officer Severance Pay Plan. Employee shall not be entitled to any recovery, in any action or proceeding that may be commenced on the Employee's behalf in any way arising out of or relating to the matters released under Section 5 or Section 6 hereof. Notwithstanding the foregoing, nothing herein shall release the Company from any claim based on (i) Employee's vested benefits under the employee benefit plans of the Company or (ii) Employee's eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company (or any affiliate or subsidiary).
6.    Waiver and Release Under ADEA and OWBPA. Employee further expressly and specifically waives any and all rights or claims under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (collectively the “Act”). Employee acknowledges and agrees that this waiver of any right or claim under the Act (the “Waiver”) is knowing and voluntary, and specifically agrees as follows: (a) that this Agreement and this Waiver is written in a manner which he understands; (b) that this Waiver specifically relates to rights or claims under the Act; (c) that he does not waive any rights or claims under the Act that may arise after the date of execution of this Agreement; (d) that he waives rights or claims under the Act in exchange for consideration in addition to anything of value to which he is already entitled; and (e) that he is advised in writing to consult with an attorney prior to executing this Agreement.
7.    It is understood and agreed that for purposes of this Agreement, the term “Company” as used herein, shall include not only Chiquita Brands International, Inc., but also all of its direct or indirect subsidiaries or affiliated companies.
8.    This Agreement shall bind the Employee’s heirs, executors, administrators, personal representatives, spouse, dependents, successors and assigns.
9.    This Agreement shall not be construed as an admission by the Company of any wrongdoing or any violation of any federal, state or local law, regulation or ordinance, and the Company specifically disclaims any wrongdoing whatsoever against Employee on the part of itself, its employees, representatives or agents.
10.    Neither this Agreement, nor any right or interest hereunder, shall be assignable by Employee, his beneficiaries or legal representatives without the prior written consent of an officer of the Company.
11.    This Agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Ohio. Except as otherwise provided in paragraph 4(k) of this Agreement, the parties agree that any controversy or claim arising out of or relating in any manner to this Agreement or to Employee’s relationship with the Company shall be settled by arbitration administered by the American Arbitration Association under its Employment Dispute Resolution Rules and in accordance with the Due Process Protocol for Mediation and Arbitration of Statutory Disputes Arising Out of the Employment Relationship, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
12.    If any provision of this Agreement is determined to be unenforceable by any court, then such provision will be modified or omitted to the extent necessary to make the remaining provisions of this Agreement enforceable.
13.    The Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.
14.    Employee and the Company intend for the provisions of this Agreement to comply with the requirements of Section 409A and the Company and Employee have no reason to believe that the provisions of this Agreement violate such section.
15.    This Agreement is effective as of the date hereof. However, the obligations of the Company under Section 3 hereof will not become effective unless following the Separation Date Employee re-affirms in writing his agreement to the provisions of this Agreement and re-executing Sections 5 and 6 hereof, as of a date following the Separation Date. Employee acknowledges that he understands that(a) he has twenty one (21) days after receipt of this Agreement to decide whether to accept it and that he may revoke any acceptance of this Agreement within (7) days of such acceptance and (b) he will have 21 days following the Separation Date to decide whether to complete the re-execution and re-affirmation described in the preceding sentence and may revoke such re-execution and re-affirmation within 7 days of such re-execution and re-affirmation. The obligations of the Company under this Agreement shall not become effective until the second seven (7) day revocation period has expired.
Notwithstanding the foregoing, and provided that the obligations set forth in this Agreement have otherwise been complied with fully, the provisions of this Section 15 shall be subject to the following:
(a)If Employee dies or becomes disabled prior to the Separation Date, this Agreement shall remain in full force and effect notwithstanding the fact that Employee has not executed a document re-affirming his agreement to the provisions of this Agreement and re-executing Sections 5 and 6 hereof; and
(b)Upon Employee’s re-affirmation of his agreement to the provisions of this Agreement and re-execution of Sections 5 and 6 hereof effective as of the Separation Date, the Agreement shall remain in full force and effect.
16. No modification or amendment of this Agreement will be valid unless made in writing and signed by or on behalf of each party by a duly authorized representative of Employee and the Company.

TAKE THIS AGREEMENT HOME, READ IT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.
IN WITNESS WHEREOF, the Company hereby offers this Agreement to Employee on this 2nd day of September, 2011.

CHIQUITA BRANDS INTERNATIONAL, INC.
By:	/s/James E. Thompson
Its:	James E. Thompson Senior Vice President, General Counsel and Secretary

ACCEPTANCE
I hereby agree to the terms of this Agreement and acknowledge my acceptance of it this _02__ day of __September____, 2011.

WITNESS:
/s/Tanios Viviani
Tanios Viviani

APPENDIX A

The Competing Businesses consist of:

(A) the following companies and their subsidiaries and affiliates, as well as any company which acquires all or substantially all of the banana, fresh fruit or fresh cut fruit business, as the case may be, of any of the following companies:

Dole Food Company, Inc.
Fresh Del Monte Produce Inc.
Fyffes plc
Noboa Group.

and

(B) any company that was, at the time of your termination of employment with the Company or one of its subsidiaries, in direct competition with the Company or any of its subsidiaries or joint ventures in the bagged or packaged salad, vegetable or fruit products businesses in the United States, the fresh or processed produce business in the Far East, or the processed fruit or fruit ingredients business in the United States or Europe, provided that you were employed in or provided substantial services to such business or businesses conducted by the Company or any of its subsidiaries or joint ventures within two years prior to the date of your termination of employment.